News Release

COMPANY CONTACT:
Bob Powers
Vice President Investor Relations
215.553.8323

CHECKPOINT SYSTEMS, INC. ANNOUNCES
EXPECTED FOURTH QUARTER AND FULL YEAR 2011 RESULTS

Philadelphia, Pennsylvania, February 23, 2012 – Checkpoint Systems, Inc. (NYSE: CKP) today announced that, pending completion of final audited financial statements, it expects to report the following financial results for the fourth quarter and full year ended December 25, 2011.

Financial Summary (a) (Unaudited)

(amounts in millions, except per share data)	Fourth Quarter		Full Year
	Dec. 25, 2011	Dec. 26, 2010	Dec. 25, 2011	Dec. 26, 2010
Net revenues	$ 251.6	$ 232.0	$ 865.3	$ 821.7

	From Continuing Operations		From Discontinued Operations		Total Company
	Dec. 25, 2011	Dec. 26, 2010 (b)	Dec. 25, 2011	Dec. 26, 2010	Dec. 25, 2011	Dec. 26, 2010 (b)
Fourth Quarter
As Reported (GAAP)
Net (loss) earnings (c)	$ (13.4)	$ 7.7	$ (5.7)	$ (0.1)	$ (19.1)	$ 7.6
Diluted (loss) earnings per share (c)	$ (0.33)	$ 0.19	$ (0.14)	$ —	$ (0.47)	$ 0.19
Non-GAAP (d)
Net (loss) earnings (c)	$ (4.0)	$ 14.6	$ 0.2	$ (0.1)	$ (3.8)	$ 14.5
Diluted (loss) earnings per share (c)	$ (0.10)	$ 0.36	$ 0.01	$ —	$ (0.09)	$ 0.36
Full Year
As Reported (GAAP)
Net (loss) earnings (c)	$ (59.1)	$ 28.5	$ (7.5)	$ (0.8)	$ (66.6)	$ 27.7
Diluted (loss) earnings per share (c)	$ (1.46)	$ 0.71	$ (0.18)	$ (0.02)	$ (1.64)	$ 0.69
Non-GAAP (d)
Net earnings (loss) (c)	$ 19.0	$ 42.7	$ (1.5)	$ (0.8)	$ 17.5	$ 41.9
Diluted earnings (loss) per share (c)	$ 0.47	$ 1.06	$ (0.04)	$ (0.02)	$ 0.43	$ 1.04

(a)	See accompanying reconciliation of GAAP to Non-GAAP financial measures.
(b)	2010 revised for immaterial financial statement errors totaling, after tax, $(0.1) million for the fourth quarter and $0.4 million for the full year.
(c)	Attributable to Checkpoint Systems, Inc.
(d)
2011 excludes restructuring expenses, litigation settlement expense, intangible asset impairment expense, acquisition costs, other expenses, a change in indefinite reversal assertion, and the impact of a change in valuation allowances.

Rob van der Merwe, Chairman, President and Chief Executive Officer of Checkpoint Systems, said, “During the seasonally stronger fourth quarter we began to experience improved ordering from our customer base.  While ongoing global economic uncertainty and unpredictable retailer behavior impacted our 2011 results and remains a concern near-term, we are taking the necessary actions to position Checkpoint for profitable growth.”

Mr. van der Merwe concluded, “For 2012, we remain committed to our stated strategy.  We are aggressively adjusting our expense base through our wide-reaching expanded global restructuring plan, and remain on track to reduce costs by approximately $59 million annually by 2013.  Our core businesses have maintained their relative market positions through this difficult period and we will continue to focus on right sizing the Company and investing in promising growth areas to ensure we remain well positioned in the marketplace.  Through the introduction of new, innovative products to drive growth in our core businesses and the emerging merchandise visibility business we will continue to provide solutions that are critical to our customer base and build sustainable, long-term value for our shareholders.”

Selected analysis and discussion for the fourth quarter of 2011:

•
Net revenues increased 8.5%.  Acquisition growth contributed 7.6% of the increase resulting from the acquisition of Shore to Shore, Inc.  Foreign currency effects resulted in a 0.5% net revenues increase.  Organic net revenues contributed 0.4% of the remaining increase, driven principally by the Shrink Management Solutions business segment.

•	Gross profit margin was 38.4% compared to 39.9% for the fourth quarter of 2010. The decrease was principally due to lower gross margins in the Apparel Labeling Solutions segment.

•
Selling, general and administrative (SG&A) expenses were $74.2 million compared to $71.3 million for the fourth quarter of 2010. The fourth quarter of 2011 included savings totaling $7.2 million from the expanded global restructuring plan.

•
GAAP operating income was $9.1 million compared to income of $9.8 million for the fourth quarter of 2010.  Non-GAAP operating income excluding restructuring expense, intangible asset impairment expense, litigation settlement expense, and acquisition costs was $19.1 million, or 7.6% of net revenues.  Non-GAAP operating income for the fourth quarter of 2010 was $16.3 million, or 7.0% of net revenues.  (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•
Restructuring expense was $8.3 million resulting from the implementation of the Global Restructuring Plan and continued efforts of the SG&A Restructuring Plan. Restructuring expense for the combined Global and SG&A Restructuring Plans totals $38.5 million since inception.

•
Effective tax rate was 287% compared to 3.5% for the fourth quarter of 2010, due primarily to the impact of a tax valuation allowance adjustment. This tax valuation allowance adjustment resulted in the recognition of a tax benefit in the third quarter of 2011 that has been reversed in the fourth quarter of 2011.

•	Cash flow provided by operating activities was $5.5 million compared to cash flow provided by operating activities of $19.0 million for the fourth quarter of 2010.

•
At December 25, 2011, cash and cash equivalents were $93.5 million compared to $172.5 million at December 26, 2010, and total debt was $150.5 million compared to $141.9 million at December 26, 2010.  Capital expenditures were $8.6 million for the fourth quarter of 2011.

Expanded Global Restructuring Plan

On October 18, 2011 the Company announced an expanded Global Restructuring Plan focused on further reducing overall operating expenses.  The first phase of this plan was implemented in the third quarter of 2011 with the remaining phases expected to be substantially complete by the end of 2013.

By 2013, the combined Global and SG&A Restructuring Plans will produce annualized run rate savings of approximately $59 million with a cost of approximately $51 million, of which approximately $9 million is non-cash.  In 2011, $17 million of the savings were realized; in 2012 approximately $29 million of the savings will be achieved with the remaining savings of approximately $13 million to be achieved in 2013. Remaining restructuring cost is approximately $13 million, with the majority of the expense expected to be recognized in 2012.

Outlook for 2012

Based on an assessment of current market conditions, Checkpoint is providing guidance for 2012.  This guidance does not include the impact of unusual charges, such as additional restructuring expense, that the Company may incur during the year and assumes a continuation of current exchange rates.

•	Net revenues are expected to be in the range of $845 million to $875 million.

•	Non-GAAP diluted net earnings per share attributable to Checkpoint Systems, Inc. are expected to be in the range of $0.55 to $0.76.

•	Non-GAAP operating income margin is expected to be in the range of 5.2% to 6.2%.

•	An annualized non-GAAP tax rate is expected to be in the range of 37% to 42%.

•	Free cash flow (cash flow from operations less capital expenditures) is expected to be in the range of $40 million to $50 million.

Checkpoint Systems will host a conference call today, February 23, 2012, at 11:00 AM Eastern Time, to discuss its fourth quarter and full year 2011 results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the webcast at http://ir.checkpointsystems.com.  A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in shrink management, merchandise visibility and apparel labeling solutions.  Checkpoint enables retailers and their suppliers to reduce shrink, improve shelf availability and leverage real-time data to achieve operational excellence.  Checkpoint solutions are built upon 40 years of RF technology expertise, diverse shrink management offerings, a broad portfolio of apparel labeling solutions, market-leading RFID applications, innovative high-theft solutions and its Web-based Check-Net® data management platform.  As a result, Checkpoint customers enjoy increased sales and profits by improving supply-chain efficiencies, by facilitating on-demand label printing and by providing a secure open-merchandising environment enhancing the consumer’s shopping experience.  For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.”  By their nature, forward-looking statements address matters that are subject to risks and uncertainties.  Any such forward-looking statements are based on current beliefs of our management and may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include: unanticipated accounting issues or audit issues regarding financial data for the periods reported; inability of the Company or it's independent registered public accounting firm to confirm relevant information or data; unanticipated issues that prevent or delay the Company's independent registered public accounting firm from concluding the audit or that requires additional efforts, procedures, or review; the impact upon operations of legal compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, impropper activities, or circumvention of internal controls; our ability to integrate the Shore To Shore acquisition we acquired in the second quarter of 2011 and other prior acquisitions and to achieve our financial and operational goals for our acquisitions; changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to successfully implement global cost reductions in operating expenses including, field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; risks generally associated with our company-wide implementation of an enterprise resource planning (ERP) system and additional matters disclosed in our Securities and Exchange Commission filings.  We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Quarter (13 weeks) Ended		Twelve Months (52 weeks) Ended
	December 25, 2011	December 26, 2010	December 25, 2011	December 26, 2010
		(As Revised)		(As Revised)
Net revenues	$ 251,598	$ 231,984	$ 865,343	$ 821,678
Cost of revenues	154,905	139,382	532,493	477,904
Gross profit	96,693	92,602	332,850	343,774

Selling, general, and administrative expenses	74,197	71,273	293,491	269,625
Research and development	4,201	5,731	19,813	20,507
Restructuring expenses	8,269	5,401	28,640	8,211
Intangible asset impairment	592	—	592	—
Litigation settlement	943	—	943	—
Acquisition costs	114	137	2,319	523
Other expense (income)	(766)	245	(179)	1,537
Other operating income	—	—	19,262	—
Operating income	9,143	9,815	6,493	43,371
Interest income	704	910	3,381	3,118
Interest expense	2,142	1,782	7,923	6,507
Other gain (loss), net	(474)	(953)	(1,523)	(2,237)
Earnings from continuing operations before income taxes	7,231	7,990	428	37,745
Income taxes expense	20,752	283	59,540	9,358
Net (loss) earnings from continuing operations	(13,521)	7,707	(59,112)	28,387
Loss from discontinued operations, net of tax	(5,640)	(75)	(7,514)	(773)
Net (loss) earnings	(19,161)	7,632	(66,626)	27,614
Less: loss attributable to non-controlling interests	(107)	—	(57)	(116)
Net (loss) earnings attributable to Checkpoint Systems, Inc.	$ (19,054)	$ 7,632	$ (66,569)	$ 27,730

Basic (loss) earnings attributable to Checkpoint Systems, Inc. per share:
(Loss) earnings from continuing operations	$ (.33)	$ .19	$ (1.46)	$ .71
Loss from discontinued operations, net of tax	(.14)	—	(.18)	(.02)
Basic (loss) earnings attributable to Checkpoint Systems, Inc. per share	$ (.47)	$ .19	$ (1.64)	$ (.69)
Diluted (loss) earnings attributable to Checkpoint Systems, Inc. per share:
(Loss) earnings from continuing operations	$ (.33)	$ .19	$ (1.46)	$ .71
Loss from discontinued operations, net of tax	(.14)	—	(.18)	(.02)
Diluted (loss) earnings attributable to Checkpoint Systems, Inc. per share	$ (.47)	$ .19	$ (1.64)	$ .69

Checkpoint Systems, Inc.
Summary Consolidated Balance Sheet
(amounts in thousands)

	December 25, 2011	December 26, 2010
	(Unaudited)	(As revised)

Cash and Cash Equivalents	$ 93,481	$ 172,473
Working Capital	$ 233,116	$ 295,138
Current Assets	$ 492,236	$ 510,547
Total Debt	$ 150,462	$ 141,949
Total Equity	$ 529,340	$ 581,554
Total Assets	$ 1,044,481	$ 1,033,910

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures.  These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.  These Non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.  The Company uses the Non-GAAP measures presented to evaluate and manage the Company's operations internally.  The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in thousands, except percents)
(unaudited)

	Quarter (13 weeks) Ended		Twelve Months (52 weeks) Ended
Reconciliation of GAAP to Non-GAAP Operating Income:	December 25, 2011	December 26, 2010	December 25, 2011	December 26, 2010

Net revenues	$ 251,598	$ 231,984	$ 865,343	$ 821,678

GAAP operating income	9,143	9,815	6,493	43,371

Non-GAAP adjustments:

Pre-acquisition reserve adjustment	—	812	—	812
Restructuring expenses	8,269	5,401	28,640	8,211
Intangible asset impairment	592	—	592	—
Litigation settlement	943	—	943	—
Acquisition costs	114	—	2,319	—
Other expenses	—	245	—	1,537
Adjusted Non-GAAP operating income	$ 19,061	$ 16,273	$ 38,987	$ 53,931

GAAP operating margin	3.6%	4.2%	0.8%	5.3%
Adjusted Non-GAAP operating margin	7.6%	7.0%	4.5%	6.6%

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(amounts in thousands, except per share data)
(unaudited)

	Quarter (13 weeks) Ended		Twelve Months (52 weeks) Ended
Reconciliation of GAAP to Non-GAAP (loss) earnings from continuing operations attributable to Checkpoint Systems, Inc.:	December 25, 2011	December 26, 2010	December 25, 2011	December 26, 2010

(Loss) earnings from continuing operations attributable to Checkpoint Systems, Inc., as reported	$ (13,414)	$ 7,707	$ (59,055)	$ 28,503

Non-GAAP adjustments:

Pre-acquisition reserve adjustment, net of tax	—	812	—	812
Restructuring expenses, net of tax	7,016	4,174	25,828	6,204
Litigation settlement, net of tax	943	—	943	—
Intangible asset impairment, net of tax	406	—	406	—
Acquisition costs, net of tax	112	—	2,271	—
Other expenses, net of tax	—	190	—	1,192
Change in indefinite reversal assertion	952	—	952	—
Pre-acquisition tax reserve adjustment	—	1,730	—	1,730
Valuation allowance adjustment	—	—	47,684	4,261
Adjusted net earnings from continuing operations attributable to Checkpoint Systems, Inc.	$ (3,985)	$ 14,613	$ 19,029	$ 42,702

Reported diluted shares	40,651	40,687	40,532	40,445

Adjusted diluted shares	40,651	40,687	40,532	40,445

Reported net (loss) earnings from continuing operations attributable to Checkpoint Systems, Inc., per share – diluted	$ (0.33)	$ 0.19	$ (1.46)	$ 0.71

Adjusted net earnings from continuing operations attributable to Checkpoint Systems, Inc., per share – diluted	$ (0.10)	$ 0.36	$ 0.47	$ 1.06